DREYFUS tREASURY cash management

ARTICLES OF AMENDMENT

Dreyfus Treasury Cash Management (the "Trust"), a business trust formed by an Agreement and Declaration of Trust dated June 4, 1986, as amended, pursuant to the laws of the Commonwealth of Massachusetts, hereby certifies to the Secretary of State of the Commonwealth of Massachusetts that:

FIRST:  The Agreement and Declaration of Trust of the Trust is hereby amended by striking out Article I, Section 1 and inserting in lieu thereof the following:

"Section 1.  Name.  This Trust shall be known as

'Dreyfus Treasury & Agency Cash Management.'"

SECOND:  The amendment to the Agreement and Declaration of Trust herein made was duly approved by at least a majority of the Trustees of the Trust at a meeting held on February 27, 2008 pursuant to Article IX, Section 9 of the Agreement and Declaration of Trust.

IN WITNESS WHEREOF, Dreyfus Treasury Cash Management has caused these Articles to be signed in its name and on its behalf by the undersigned Trustees.

DREYFUS TREASURY CASH MANAGEMENT

/s/ David W. Burke

David W. Burke, Trustee

/s/ Joseph S. DiMartino

Joseph S. DiMartino, Trustee

/s/ Isabel Dunst

Isabel Dunst, Trustee

/s/ Warren B. Rudman

Warren B. Rudman, Trustee

/s/ Philip L. Toia

Philip L. Toia, Trustee

/s/ Benaree Pratt Wiley

Benaree Pratt Wiley, Trustee

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 27th day of February 27, 2008, before me personally came the above-named Trustees of the Fund, to me known, and known to me to be the persons described in and who executed the foregoing instrument, and who duly acknowledged to me that they had executed the same.

/s/ Talia C. Delgado

Notary Public